Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the use of our reports dated February 25, 2009, with respect to the consolidated balance sheets of Minerals Technologies Inc. and subsidiary companies as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Our audit report refers to the adoption in 2007 of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes."  In addition, our report refers to the adoption in 2006 of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," SFAS No. 151, "Inventory Costs - an Amendment of ARB No. 43, Chapter 4," Emerging Issues Task Force Issue No. 04-06, "Accounting for Stripping Costs Incurred During Production in the Mining Industry," and SFAS No. 158, "Employer's Accounting for Defined Benefit Pension and Other Post Retirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132(R)."

/s/ KPMG LLP

KPMG LLP

New York, New York

June 15, 2009